Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151330

PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 5, 2008

(To Prospectus dated June 13, 2008)

$55,000,000 8.00% CONVERTIBLE SENIOR NOTES DUE 2013

5,960,119 SHARES OF COMMON STOCK

This is a supplement to the prospectus dated June 13, 2008 (File No. 333-151330) we filed relating to the sale of our outstanding 8.00% Convertible Senior Notes due 2013 by certain selling security holders. Any cross references in this prospectus supplement no. 2 refer to portions of the prospectus.

The purpose of this prospectus supplement no. 2 is to supplement and/or update the information set forth in the prospectus regarding the selling security holders. The table below includes, for each selling security holder named below:

•	its name;

•	principal amount of notes beneficially owned as of July 9, 2008 that may be offered and sold using the prospectus;

•	principal amount of notes beneficially owned as of July 9, 2008, shown as a percentage of notes outstanding;

•	number of shares of the underlying common stock that may be offered and sold using the prospectus;

•	shares beneficially owned after completion of this offering; and

•	number of shares of the underlying common stock owned after completion of this offering shown as a percentage of our common stock outstanding.

All of the information regarding beneficial ownership set forth below was furnished to us by the selling security holders named below. The aggregate principal amount of notes shown to be beneficially owned by the selling security holders below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling security holders named in the table contained in the prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), since the dates as of which the selling security holders named in the prospectus provided to us the information regarding their notes. None of the selling security holders named below has held any position or office or had any other material relationship with us during the past three years.

Selling Security Holder	Principal Amount of Notes Beneficially Owned that may be Sold	Percentage of Notes Outstanding (1)	Number of Shares of Common Stock Beneficially Owned (2)	Number of Shares of Common Stock that may be Offered (2)	Shares Beneficially Owned After Completion of this Offering	Percentage of Common Stock Outstanding After Completion of this Offering (3)
Linden Capital L.P. (4)	$30,500,000	55.45%	3,305,157	3,305,157	—	*

*	Less than 1%
(1)	$55,000,000 million aggregate principal of notes outstanding.
(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 108.3658 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 56,801,984 shares of common stock outstanding as of August 1, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.
(4)	Mr. Siu Min Wong is the control person of Linden Capital L.P. and may be deemed to have voting and investment control of the securities being offered.

The selling security holders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the dates as of which the information in the above table was supplied to us. Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements, if required.

Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See “Plan of Distribution.”

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 2 IS AUGUST 5, 2008.